UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 19, 2021

9 Meters Biopharma, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-37797	27-3948465
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

8480 Honeycutt Road, Suite 120, Raleigh, NC 27615
(Address of principal executive offices) (Zip Code)

(919) 275-1933
(Registrant’s telephone number, include area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock $0.0001 Par Value	NMTR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01.	Entry into a Material Definitive Agreement.
Reference is made to Item 2.01 of this Current Report on Form 8-K, which is incorporated into this Item 1.01 by reference.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On July 19, 2021, 9 Meters Biopharma, Inc., a Delaware corporation (the “Company”), entered into and closed an Asset Purchase Agreement (the “Purchase Agreement”) with Lobesity LLC, a Delaware limited liability company (“Lobesity”), pursuant to which the Company acquired global development rights to a proprietary and highly specific humanized monoclonal antibody that targets glucose-dependent insulinotropic polypeptide, as well as related intellectual property (the "Acquisition").

Pursuant to the Purchase Agreement, the Company paid a combination of cash and equity consideration in the form of a $5 million upfront payment, as 40% cash and 60% equity (consisting of 2,417,211 shares of unregistered common stock priced at the Company’s 30-day volume weighted-price immediately prior to the closing), plus the right to contingent payments including certain worldwide regulatory and clinical milestone payments totaling up to $45.5 million, global sales-related milestone payments totaling up to $50 million, and, subject to certain adjustments, a mid-single digit royalty on worldwide net sales.

To satisfy the Company’s post-closing rights to indemnification under the Purchase Agreement, 604,303 of the shares issued to Lobesity are subject to holdback restrictions for 18 months following closing of the transaction (the “Holdback Shares”). The Company’s right to indemnification will be satisfied through the recovery of these Holdback Shares or paid in cash by Lobesity.

The Purchase Agreement includes a reversion right, pursuant to which, upon the failure of the Company to satisfy certain objectives within the time period specified in the Purchase Agreement, Lobesity may cause all purchased assets to be assigned to Lobesity.

The Purchase Agreement contains representations and warranties that the parties made to, and are solely for the benefit of, each other. Investors and security holders should not rely on the representation and warranties as characterizations of the actual state of facts since they were made only as of the date of the Purchase Agreement. Moreover, information concerning the subject matter of such representation and warranties may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in public disclosures.

The foregoing description of the Purchase Agreement is qualified in its entirety by reference to the complete text of the Purchase Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021. The Company intends to redact certain portions of the Purchase Agreement for confidentiality purposes.

Item 3.02.	Unregistered Sales of Equity Securities.

Pursuant to the terms of the Purchase Agreement, the Company issued shares of common stock to Lobesity. The number of shares issued, the nature of the transaction and the nature and amount of consideration received by the Company are described in Item 2.01 of this Form 8-K, which is incorporated by reference into this Item 3.02. The shares of common stock issued pursuant to the Purchase Agreement were not registered under the Securities Act in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and on similar exemptions under applicable state laws.

Item 8.01.	Other Events.

On July 19, 2021, the Company issued a press release regarding the matters discussed in this Current Report on Form 8-K. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

On July 19, 2021, the Company posted a corporate presentation regarding the Acquisition described in this Current Report on Form 8-K, which can be found on the Company’s website at www.9meters.com under the section titled Investors. A copy of the Company’s presentation is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
Exhibit 99.1	Press Release dated July 19, 2021.
Exhibit 99.2	9 Meters Biopharma, Inc. July 2021 Presentation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

9 Meters Biopharma, Inc.

Date: July 19, 2021	By:	/s/ Edward J. Sitar
Edward J. Sitar
Chief Financial Officer